Exhibit 5


                                               October 8, 1998
Citigroup Inc.
399 Park Avenue
New York, NY  10043

Ladies and Gentlemen:

      I am General Counsel-Corporate Law and Assistant Secretary of Citigroup Inc., a Delaware corporation (the "Company"). I have acted as counsel to the Company in connection with the preparation and filing of a Post-Effective Amendment No. 1 on Form S-8 to the Form S-4 Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration of 45,754,813 shares of common stock, $.01 per share par value (the "Shares"), of the Company relating to the Citicorp 1988 Stock Incentive Plan, the Citicorp 1997 Stock Incentive Plan, the Citicorp 1994 Stock Purchase Plan and the Citicorp Executive Incentive Compensation Plan, which plans were assumed by the Company on October 8, 1998, and the Citibank Savings Incentive Plan, (collectively, the "Plans").

      In connection with the foregoing, I or attorneys under my supervision have examined the minute books and stock records of the Company, the Restated Certificate of Incorporation and By-Laws of the Company, as amended, the Registration Statement, the Plans and resolutions duly adopted by the Board of Directors of the Company relating to the Plans. In addition, I or attorneys under my supervision have reviewed such other documents and instruments and have conferred with various officers and directors of the Company and have ascertained or verified to my satisfaction such additional facts as I have deemed necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified, photostatic or facsimile copies, and the authenticity of the originals of such latter documents.

      Based upon the foregoing I am of the opinion that the Shares to be issued under the Plans have been duly authorized and, when issued and delivered in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

      My opinion is limited to matters governed by the Federal laws of the United States of America and the General Corporation Law of the state of Delaware. I am not admitted to the practice of law in the state of Delaware.


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      I hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.


                                                 Very truly yours,


                                                 /s/ Stephanie B. Mudick
                                                 -----------------------
                                                 Stephanie B. Mudick
                                                 General Counsel-Corporate Law